Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 33-44445

                              Prospectus Supplement
                                       to
                         Prospectus Dated April 17, 1998

                           ___________________________


                         2,300,000 PREFERRED SECURITIES
                               BIG FLOWER TRUST I
              6% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                        (CONVERTIBLE QUIPSSM* securities)
               (liquidation preference $50 per preferred security)
          guaranteed to the extent set forth in the Prospectus by, and convertible into common stock of,
                            BIG FLOWER HOLDINGS, INC.

                           ___________________________


   SEE "RISK FACTORS" BEGINNING ON PAGE 23 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE
                              OFFERED SECURITIES.

                           ___________________________



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           ___________________________


         This Prospectus Supplement, together with the Prospectus dated April 17, 1998, has been prepared for and is to be used by Selling Holders (as defined in the Prospectus) in connection with resales of the Preferred Securities (as defined in the Prospectus). The Company will not receive any of the proceeds of such sales. The Selling Holders may act as a principal or agent in such transactions. See "Plan of Distribution" in the Prospectus.


                           ___________________________


             The date of this Prospectus Supplement is June 2, 1998
______________

*  QUIPS is a servicemark of Goldman, Sachs & Co.

         This Prospectus Supplement supplements and is intended to be read in conjunction with the Prospectus dated April 17, 1998 (the "Prospectus"). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the same meanings as in the Prospectus.

         The following table shows the names of the Selling Holders, the shares of Preferred Securities owned beneficially by each of them, as of May 28, 1998 (unless otherwise noted), the number of Preferred Securities that may be offered by each of them pursuant to the Prospectus as supplemented hereby and the number of Preferred Securities to be beneficially owned by each of them after completion of the offering pursuant to the Prospectus, assuming all of the shares of Preferred Securities being offered hereby are sold in the offering.


                                                                                  SHARES OF
                                                                                   COMMON
                                               NUMBER OF                            STOCK
                                               PREFERRED                        ISSUABLE UPON      NUMBER OF
                                              SECURITIES         NUMBER OF      CONVERSION OF      PREFERRED
                                             BENEFICIALLY        PREFERRED        PREFERRED        SECURITIES
                                              OWNED AS OF       SECURITIES       SECURITIES       BENEFICIALLY
                                                MAY 28,           OFFERED          OFFERED        OWNED AFTER
         NAME OF SELLING HOLDER                 1998(1)           HEREBY          HEREBY(2)       THE OFFERING
         ----------------------                 -------           ------          ---------       ------------

Alexandra Global Investment Fund, II, Ltd.         35,000        35,000            60,704                0
Allstate Insurance Company...............          30,000        30,000            52,032                0
Alpine Associates........................         112,500       112,500           195,120                0
Bear, Stearns & Co., Inc.................          35,500        35,500            61,571                0
Carrigaholt Capital (Bermuda) LP.........          44,450        44,450            77,094                0
Castle Convertible Fund, Inc.............           5,000         5,000             8,672                0
Chrysler Corporation Master Retirement
    Trust................................          31,900        31,900            55,327                0
Combined Insurance Company of America....          11,600        11,600            20,119                0
CPR (USA)................................          10,000        10,000            17,344                0
Delta Airlines Master Trust..............          26,300        26,300            45,614                0
El Pomar Foundation......................           4,600         4,600             7,978                0
Falcon Seaboard Investment
    Company, L.P.........................           5,000         5,000             8,672                0
Fidelity Financial Trust; Fidelity Convertible
    Securities Fund......................         167,500       167,500           290,512                0
Froley, Revy Investment Co., Inc. for the
account of:
      Arkansas PERS......................          21,000        21,000            36,422                0
      ICI American Holdings Trust........           7,400         7,400            12,834                0
      Zeneca Holdings Trust..............           7,400         7,400            12,834                0
      State of Delaware PERS.............          18,150        18,150            31,479                0
      PRIM Board.........................          28,200        28,200            48,910                0
      State of Oregon/SAIF Corporation...          75,000        75,000           130,080                0
      Nalco Chemical Corp. Retirement....           3,350         3,350             5,810                0
Forest Alternative Strategies Fund II, LP
    1A5F.................................          34,000        34,000            58,969                0
Forest Global Convertible Fund Series A-5          34,250        34,250            59,403                0
Forest Alternative Strategies II, LP 2A5M           1,500         1,500             2,601                0


                                                                                  SHARES OF
                                                                                   COMMON
                                               NUMBER OF                            STOCK
                                               PREFERRED                        ISSUABLE UPON      NUMBER OF
                                              SECURITIES         NUMBER OF      CONVERSION OF      PREFERRED
                                             BENEFICIALLY        PREFERRED        PREFERRED        SECURITIES
                                              OWNED AS OF       SECURITIES       SECURITIES       BENEFICIALLY
                                                MAY 28,           OFFERED          OFFERED        OWNED AFTER
         NAME OF SELLING HOLDER                 1998(1)           HEREBY          HEREBY(2)       THE OFFERING
         ----------------------                 -------           ------          ---------       ------------

Forest Alternative Strategies Fd II, LP 2A5I         3,000          3,000             5,203              0
Golden Rule Insurance Company............           30,000         30,000            52,032              0
Goldman, Sachs & Co......................            4,350          4,350             7,544              0
                                                    13,000         13,000            22,547              0
                                                    19,350         19,350            33,560              0
                                                    25,000         25,000            43,360              0
Highbridge International LLC.............           85,000         85,000           147,424              0
KA Trading LP............................            8,250          8,250            14,308              0
KA Management Ltd........................           16,750         16,750            29,051              0
LLT Limited..............................            2,250          2,250             3,902              0
McMahan Securities Co., L.P..............           20,000         20,000            34,688              0
Northwestern Mutual Life Ins. Co.(3).....           80,000         80,000           138,752              0
OCM Convertible Trust....................           47,600         47,600            82,557              0
Oppenheimer Total Return Fund Inc........          100,000        100,000           173,440              0
Paloma Securities L.L.C..................          155,000        155,000           268,832              0
Pitney Bowes Retirement Fund.............           20,000         20,000            34,688              0
Provident Life and Accident Insurance
    Company..............................           70,000         70,000           121,408              0
Raytheon Company Master Pension
     Trust...............................           16,500         16,500            28,617              0
State Employees' Retirement Fund of the
     State of Delaware...................           13,100         13,100            22,720              0
State of Connecticut Combined Investment
     Funds...............................           40,600         40,600            70,416              0
The Class 1C Company, Ltd................           54,450         54,450            94,438              0
TQA Arbitrage Fund L.P...................           17,000         17,000            29,484              0
TQA Leverage Fund L.P....................           20,000         20,000            34,688              0
TQA Vantage Fund, Ltd....................           25,000         25,000            43,360              0
TQA Vantage Plus, Ltd....................           14,500         14,500            25,148              0
Vanguard Convertible Securities Fund
     Inc.................................           32,400         32,400            56,194              0
Variable Insurance Products Fund II High
     Income Portfolio....................           87,500         87,500           151,760              0
WG Trading Co............................           37,500         37,500            65,040              0
                                                 ---------      ---------         ---------    -----------
      Total..............................        1,807,700      1,807,700         3,135,262              0
                                                 =========      =========         =========    ===========

___________________

(1) For the purposes of this table, a person is deemed to have "beneficial ownership" of securities over which such person, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares (x) voting power (which includes the power to vote or to direct the voting of such securities) or (y) investment power (which includes the power to dispose or direct the disposition of such securities). A person is also deemed to be the beneficial owner of securities: (i) the beneficial ownership of which such person has the right, at any time within 60 days from May 28, 1998 (or such later date as noted in the above table), to acquire, including but not limited to any right to acquire through the exercise of options, warrants or rights, the conversion of a convertible security or the revocation or automatic termination of a trust or discretionary account or similar arrangement; (ii) the beneficial ownership of which such person has the right to acquire (as specified in (i)) at any time, where such right is acquired for the purpose, or with the effect, of changing or influencing control of the Company, or in connection with or as a participant in any transaction having such purposes or effect; or (iii) with respect to which such person, directly or indirectly, through the creation or use of a trust, a proxy, power of attorney, pooling arrangement or any other contract, arrangement or device purports to have divested himself of beneficial ownership or to have prevented the vesting of beneficial ownership as part of a scheme to evade the reporting requirements of
      Section 13(d) or (g) of the Securities and Exchange Act of 1934. Beneficial ownership is given as of May 28, 1998 unless noted otherwise.
(2) No fractional shares of Common Stock will be issued as a result of conversion, but, in lieu thereof, such fractional interest will be paid in cash.
(3) Includes 5,000 shares held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.